Amendment to Employment and Non-Competition Agreement

This Amendment to Employment and Non-Competition Agreement ("Amendment") is effective May 22, 2020 ("Effective Date"), and is by and between Brian Ray ("Employee") and Iota Communications, Inc. ("Iota").

RECITALS

WHEREAS, Iota and Employee entered into an Employment and Non-Competition Agreement dated November 15, 2019 ("Agreement"); and

WHEREAS, Iota and Employee desire to amend the Agreement to alter Employee's compensation and non-compete terms, per the terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

1. Section 2 of the Agreement shall be amended to replace "Chief Technology Officer" with "Head of Network Strategy" wherever such term appears therein, and wherever the term appears in the Agreement. The fifth sentence of Section 2 shall be amended to remove "full work time and", to read "Employee agrees to devote his best efforts to the performance ...."

2. Section 3 shall be amended to replace "Initial Term" with "Employment Period" in the first sentence. Section 3 shall be amended to delete the second sentence. The third sentence shall be amended to read "The Employment Period may be terminated early in accordance with Section 6 of this Agreement."

3. Section 4(a) shall be amended to replace "$250,000" with "100,000". Section 4(b) shall be deleted in its entirety.

4. Section 6(a)(iii)(3) shall be deleted in its entirety. Sections 6(b)(i) and 6(b)(ii) shall be deleted in their entirety. Section 6(b)(iii) shall be amended to delete from the first sentence, "Employer provides Employee with notice that the Agreement will not be renewed for any Extension Term," and "Employer shall pay Employee a cash amount equal to Employee's Base Salary for a period of twelve (12) months; and".

5. Section 10(a) shall be deleted in its entirety.

6. Section 12(a) shall be amended to change Iota's address for notices to:

   Iota Communications, Inc.
   600 Hamilton Street, Suite 1010
   Allentown, PA 18101
   Attention: President and CEO

7. Any sections or subsections deleted in their entirety by this Amendment shall not cause subsequent sections and subsections to be renumbered, to preserve continuity in the Agreement. Such deleted sections and subsections should be considered "[Reserved]".

8. All other terms of the Agreement shall remain in full force and effect. To the extent any terms of the Agreement are deemed to conflict with the terms of this Amendment, such Agreement terms shall be amended to be consistent with the purposes of this Amendment.

EXECUTED as of the Effective Date.

EMPLOYER:

Iota Communications, Inc.

By:______________________________
Terrence DeFranco
CEO and President

[redacted]